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                                                                     EXHIBIT 5.1

                       OPINION OF GREENBERG TRAURIG, P.A.


                                January 19, 1999


Super Vision International, Inc.
8210 Presidents Drive
Orlando, Florida 32809

Gentlemen:

We refer to the Registration Statement on Form S-8 (the "Registration Statement"), to be filed by Super Vision International, Inc. (the "Company") with the Securities and Exchange Commission on or about January 19, 1999, under the Securities Act of 1933, as amended, relating to the additional 200,000 shares of the Common Stock of the Company, par value $.001 per share (the "Shares"), issuable by the Company pursuant to the Super Vision International, Inc. 1994 Stock Option Plan, as amended and restated (the "Plan").

As counsel for the Company, we have examined such corporate records and other documents and such matters of law as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of that examination, we advise you that, in our opinion, the Shares have been duly and validly authorized and, upon issuance thereof by the Company and receipt of the consideration by the Company, both in accordance with the terms of the Plan and any award agreement thereunder, and the delivery of the certificates representing the Shares so issued, the Shares will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,



                                    /s/ GREENBERG TRAURIG, P.A.




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